Exhibit 23.1 Consent of Auditor

                          Independent Auditors' Consent

We consent to the use of our report dated March 17, 2002 on the financial statements of Stock Market Solutions, Inc. (a development stage company) as of
December 31, 2001 and for the years ended December 31, 2001 and 2000 and from
January 22, 1999 (inception of development stage) to December 31, 2001 included herein on the registration statement of Stock Market Solutions, Inc. on Form
10-SB and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated March 17, 2002 contains an explanatory paragraph that states that the Company has operating losses, an accumulated deficit, cash used in operations, has a working capital deficiency, and is a development stage company with no revenues which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
April 22, 2002